UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                Amendment 2006-1


                            HERITAGE BANKSHARES, INC.
                                (Name of Issuer)

                           Common stock, $5 par value
                         (Title of Class of Securities)

                                    42721M101
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                /_/ Rule 13d-1(b)

                                /X/ Rule 13d-1(c)

                                /_/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Reporting Persons previously filed their ownership interest in the Issuer pursuant to a Schedule 13G/A, at December 31, 2005.

                                  SCHEDULE 13G/A

CUSIP No. 42721M101


1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (OPTIONAL)

        Banc Fund V L.P.



2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/


3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER


        69,242

6       SHARED VOTING POWER


        0

7       SOLE DISPOSITIVE POWER


        69,242

8       SHARED DISPOSITIVE POWER


        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        69,242


10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        3.6%

12      TYPE OF REPORTING PERSON*

        PN

                                  SCHEDULE 13G/A

CUSIP No. 42721M101

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Banc Fund VI L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/



3       SEC USE ONLY





4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER


        22,500

6       SHARED VOTING POWER


        0

7       SOLE DISPOSITIVE POWER


        22,500

8       SHARED DISPOSITIVE POWER


        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        22,500

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        1.2%

12      TYPE OF REPORTING PERSON*

        PN

                                  SCHEDULE 13G/A

CUSIP No. 42721M101

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Banc Fund VII L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/



3       SEC USE ONLY





4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER


        8,618

6       SHARED VOTING POWER


        0

7       SOLE DISPOSITIVE POWER


        8,618

8       SHARED DISPOSITIVE POWER


        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        8,618

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        0.4%

12      TYPE OF REPORTING PERSON*

        PN

Item 1 (a)      Name of Issuer: HERITAGE BANKSHARES, INC.

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                    200 East Plume Street, Norfolk, VA 23510


Item 2 (a)                 Name of Person Filing:

         This Schedule 13G/A is being filed jointly by Banc Fund V L.P.
("BF V"), an Illinois Limited Partnership, Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, and Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, (collectively, the "Reporting Persons"). The general partner of BF V is MidBanc V L.P. ("MidBanc V"), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII is The Banc Funds Company, L.L.C., ("TBFC"), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF V, BF VI, and BF VII, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.


Item 2 (b)      Address of Principal Business Office:

                    208 S. LaSalle Street, Chicago, IL 60604

Item 2 (c)      Citizenship:  United States

Item 2 (d)      Title of Class of Securities: Common Stock


Item 2 (e)      CUSIP Number: 42721M101

Item 3 If this statement is being filed pursuant to Rule 13d-1(b)or 13d-2(b), check whether the person filing is an:

(a)[ ] Broker or Dealer registered under Section 15 of the Act
(b)[ ] Bank as defined in section 3(a)(6) of the Act (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940
(e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1
       (b)(ii)(G)
(h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i)[ ] A Church Plan that is excluded From the definition of an investment company under Section 3(c)(14)of the Investment Company Act of 1940
(j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4  Ownership:

The following information is provided as of January 31, 2007 for the calendar year ending December 31, 2006:

(a)    Amount Beneficially Owned: 100,360

(b)    Percent of Class: 5.2%

(c)    Number of shares as to which such person has:
(i)    sole power to vote or to direct the vote: 100,360
(ii)   shared power to vote or to direct the vote: 0
(iii)  sole power to dispose or to direct the disposition of: 100,360
(iv)   shared power to dispose or to direct the disposition of: 0




Item 5 Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                                 Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                 Not Applicable.

Item 8 Identification and Classification of Members of the Group:

                                 Not Applicable.

Item 9 Notice of Dissolution of Group:

                                 Not Applicable.

Item 10 Certification:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                                        February 9, 2007

BANC FUND V L.P.
By      MIDBANC V L.P.,
        general partner
By      The Banc Funds Company, L.L.C.,
        general partner
By      The Banc Funds Company, L.L.C.,
        Owner
By      /s/ Charles J. Moore

        Charles J. Moore, President

BANC FUND VI L.P.
By      MIDBANC VI L.P.,
        general partner
By      The Banc Funds Company, L.L.C.,
        general partner
By      The Banc Funds Company, L.L.C.,
        Owner
By      /s/ Charles J. Moore

        Charles J. Moore, President

BANC FUND VII L.P.
By      MIDBANC VII L.P.,
        general partner
By      The Banc Funds Company, L.L.C.,
        general partner
By      The Banc Funds Company, L.L.C.,
        Owner
By      /s/ Charles J. Moore

        Charles J. Moore, President